PEEBLES INC.
                        ARTICLES OF AMENDMENT TO THE
                         ARTICLES OF INCORPORATION



     1.   NAME.  The name of the Corporation is Peebles Inc.

     2. THE AMENDMENT. The Amendment, a copy of which is attached hereto as Exhibit "A", adds a new Article X to the Articles of Incorporation which requires the provision of certain specified financial information to the Corporation's shareholders under certain circumstances.

     3. BOARD ACTION. At a meeting of the Board of Directors held on January 22, 1992, the Board of Directors found the Amendment to the Articles of Incorporation to be in the best interest of the Corporation and directed that it be submitted to a vote of the shareholders at the next regularly scheduled meeting of shareholders.

     4.   SHAREHOLDER ACTION.

          (a) Notice of the meeting, together with a copy of the proposed Amendment, was given in the manner prescribed by the Virginia Stock Corporation Act to all shareholders of record entitled to such notice.

          (b) On the record date, the total number of shares of Common Stock outstanding and entitled to vote on the Amendment was 2,913,562.

          (c) On April 21, 1993, the meeting of shareholders was held and the Amendment proposed by the Board of Directors was adopted.

          (d) The total number of votes cast FOR the Amendment was 2,098,297 and AGAINST the Amendment was 0. The number of votes cast for the Amendment was sufficient for its approval.

Dated:  April 21, 1993


                         PEEBLES INC.


                         By: /s/ Michael F. Moorman
                            Michael F. Moorman, Chairman of the
                            Board, President and Chief Executive
                            Officer

                                                                  EXHIBIT A




                          ARTICLE X
                PROVISION OF FINANCIAL STATEMENTS

          10.1 Within 60 days after the end of each of the first three quarters of each of the Corporation's fiscal years, the Corporation shall mail to each holder of record of shares of the Corporation's common stock, a balance sheet of the Corporation as of the end of such quarter and related statements of income and cash flows for such quarter and for the portion of the Corporation's fiscal year ended at the end of such quarter.

          10.2 Within 120 days after the end of each fiscal year of the Corporation, the Corporation shall mail to each holder of record of shares of the Corporation's common stock, a balance sheet of the Corporation as of the end of such fiscal year and the related statements of income and cash flows for such fiscal year.

          10.3 The obligations of the Corporation pursuant to
               Section 10.1 and 10.2 of this Article X shall be automatically suspended during any period in which the Corporation is required or elects to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

          10.4 The provisions of this Article X may be amended or repealed only by the affirmative vote of the owners of greater than or equal to 75% of the outstanding shares of the Corporation's common stock.